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EXHIBIT 11
WASHINGTON NATIONAL CORPORATION AND SUBSIDIARIES
COMPUTATION OF PER SHARE EARNINGS

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(000s omitted, except per share amounts)                           Year Ended December 31,
                                                              1993          1992          1991
                                                       ----------------------------------------
PRIMARY
  Average common shares outstanding                         10,643         9,892         9,980
  Net effect of dilutive stock options -
    based on the treasury stock method
    using average market price                                 112            97             -
                                             TOTAL          10,755         9,989         9,980

  Income (loss) before cumulative effect of changes
    in accounting principles and dividend
    requirement on Preferred Stock                         $28,216       $16,852       ($2,964)
  Dividend requirement on Preferred Stock                     (362)         (364)         (366)
  Income (loss) before cumulative effect of changes
    in accounting principles                                27,854        16,488        (3,330)
  Cumulative effect of changes in accounting
    principles                                              (1,550)      (22,819)            -
            NET INCOME (LOSS) APPLICABLE TO COMMON
                             STOCK AND EQUIVALENTS         $26,304       ($6,331)      ($3,330)

  Income (loss) per share before cumulative effect           $2.59         $1.65       $ (.33)
  Cumulative effect of changes in accounting
    principles per share                                     (.14)         (2.28)           -

                       NET INCOME (LOSS) PER SHARE           $2.45        $(.63)       $ (.33)

FULLY DILUTED
  Average common shares outstanding                         10,643         9,892         9,980
  Assumed conversion of preferred stock                        271             -             -
  Net effect of dilutive stock options -
    based on the treasury stock method
    using average market price                                 112            97             -
                                             TOTAL          11,026         9,989         9,980

  Income (loss) before cumulative effect of changes
    in accounting principles and dividend
    requirement on Preferred Stock                         $28,216       $16,852       ($2,964)
  Dividend requirement on Preferred Stock                        -          (364)         (366)
  Income (loss) before cumulative effect of changes
    in accounting principles                                28,216        16,488        (3,330)
  Cumulative effect of changes in accounting
    principles                                              (1,550)      (22,819)            -
            NET INCOME (LOSS) APPLICABLE TO COMMON
                             STOCK AND EQUIVALENTS         $26,666       ($6,331)      ($3,330)

  Income (loss) per share before cumulative effect           $2.56         $1.65       $ (.33)
  Cumulative effect of changes in accounting
    principles per share                                     (.14)         (2.28)           -

                       NET INCOME (LOSS) PER SHARE           $2.42        $(.63)       $ (.33)

For 1992 and 1991 fully diluted earnings per share equals primary earnings per share due to the fully diluted computation being anti-dilutive for these periods.


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